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                                                                  EXHIBIT 23.5

The Board of Directors and Stockholders
RCC Consultants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-72927) on Form S-8 of American Tower Corporation of our reports dated February 24, 1999, with respect to the consolidated balance sheets of RCC Consultants, Inc. and subsidiary as of December 31, 1998 and 1997, and July 31, 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for the seven months ended July 31, 1998 and for the years ended December 31, 1998 and 1997, which reports appear in the Form 8-K of American Tower Corporation dated September 17, 1999.

                                   /s/ KPMG LLP


Short Hills, New Jersey
September 10, 1999